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                                                                 Exhibit 99.30

KeraVision Receives FDA Approval to Complete Phase III-B Patient Enrollment

Intacs (trademark) technology is studied for a wider range of myopia

Fremont, CA (August 27, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, said the Food and Drug Administration (FDA) has approved an application allowing the company to finish enrolling patients in the Intacs clinical trials for a wider range of myopia treatment.

Intacs corneal ring segments, the first FDA-approved non-laser option for surgically correcting nearsightedness, are now sold in the U.S. for mild myopia (-1.0 to -3.0 diopters), a condition that affects an estimated 20 million adult Americans. Intacs for very mild myopia (-0.75 to -1.0 diopter) and moderate myopia (-3.0 to -4.5 diopters) are now being evaluated in U.S. Phase III-B clinical trials.

KeraVision said it expects the last of the planned 360 patients will be enrolled in the Phase III-B clinical trial by early 2000. After completion of the patient enrollment, the company expects to apply within one year for FDA pre-market approval (PMA) to sell Intacs for these wider ranges of myopia.

If approved by the FDA for very mild and for moderate myopia, Intacs could be a treatment option for about 90 percent of Americans who wear eyeglasses and contacts for nearsightedness, according to industry estimates.

In another clinical study for potential new Intacs products, a fifth clinical site has been added to KeraVision's European hyperopia feasibility trials. Josep Guell, MD, of the Institute of Ocular Microsurgery in Barcelona, Spain, will use Intacs to treat up to 20 patients for mild and moderate farsightedness (+1.0 to +5.0 diopters of hyperopia). Other Intacs hyperopia study sites are in Austria and Germany. As previously announced, KeraVision plans next year to apply for "CE" mark approval to sell Intacs for hyperopia in the European Union countries.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness). Intacs are an alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems, including mild and moderate hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including KeraVision's ability to obtain regulatory approvals, market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors listed from time to time in KeraVision's filings with the Securities and Exchange Commission.

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559